UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                            ------------------------------------
                                                       OMB APPROVAL
                                            ------------------------------------
                                            OMB Number:    3235-0145
                                            Expires:      August 31, 1999
                                            Estimated average burden
                                            hours per response........14.90
                                            ------------------------------------



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*


                                  JetFax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    476909106
--------------------------------------------------------------------------------
                                 (CUSIP Number)





                                November 5, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]        Rule 13d-1(b)

           [x]        Rule 13d-1(c)

           [ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                Page 1 of 8 pages

  ------------------------------------------                                              --------------------------------------
  CUSIP No.   476909106                                          13G                      Page __1___ of __3___ Pages
           ---------------
  ------------------------------------------                                              --------------------------------------


 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
            Timothy C. Draper
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)     [ ]
            (b)     [x]
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY
 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
 ---------- --------------------------------------------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

           SHARES                    727,906
                               ----- -------------------------------------------------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  -0-
                               ----- -------------------------------------------------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  727,906
                               ----- -------------------------------------------------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    -0-
 ---------- --------------------------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            727,906
 ---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


 ---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.2%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                              *SEE INSTRUCTION BEFORE FILLING OUT!

                                                        Page 2 of 8 pages

  ------------------------------------------                                              --------------------------------------
  CUSIP No.   476909106                                          13G                      Page __2__ of __3___ Pages
           ---------------
  ------------------------------------------                                              --------------------------------------


 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
            Draper Associates, LP
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)     [ ]
            (b)     [x]
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY
 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
 ----------------------------- ----- -------------------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   340,186
                               ----- -------------------------------------------------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  -0-
                               ----- -------------------------------------------------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  340,186
                               ----- -------------------------------------------------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    -0-
 ----------------------------- -------------------------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            340,186
 ---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


 ---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.9%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                              *SEE INSTRUCTION BEFORE FILLING OUT!

                                                        Page 3 of 8 pages

  ------------------------------------------                                              --------------------------------------
  CUSIP No.   476909106                                          13G                      Page __3___ of __3___ Pages
           ---------------
  ------------------------------------------                                              --------------------------------------


 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
            Draper Associates, Inc.
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)     [ ]
            (b)     [x]
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY
 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
 ----------------------------- ----- -------------------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   340,186
                               ----- -------------------------------------------------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  -0-
             EACH              ----- -------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
          REPORTING
                                     340,186
            PERSON             ----- -------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
                                    -0-
 ----------------------------- -------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            340,186
---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.9%
---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            CO
 ---------- --------------------------------------------------------------------------------------------------------------------

                                              *SEE INSTRUCTION BEFORE FILLING OUT!

                                                        Page 4 of 8 pages

Item 1.

         (a)      The name of the issuer is JetFax, Inc. ("Issuer")

         (b)      The principal executive office of Issuer is located at
                       1376 Willow Road
                       Menlo Park, CA 94025

Item 2.

         (a) The names of the persons filing this statement are Draper Associates, L.P. ("Draper LP"), Draper Associates, Inc. ("Draper Inc."); and Timothy C. Draper ("Draper"). Tim Draper is a limited partner of Draper L.P and owns Draper Inc, the general partner of Draper LP. Draper also has the power of attorney to vote and dispose of shares held in the name of Rebecca Draper and Polly Draper.

         (b) The principal business office of Draper LP and Draper Inc. is 400 Seaport Court, Suite 250, Redwood City, CA 94063. Draper LP is a California limited partnership, Draper, Inc. is a California corporation. Draper is a citizen of the United States of America.

         (c)      This statement relates to the common stock of issuer.

         (d)      The CUSIP Number of the Stock is 476909106.

Item 3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b),   or
         240.13d-2(b) or (c), check whether the person filing is a:

         (a)      [ ]      Broker or Dealer  registered  under Section 15 of the
                           Act (15 U.S.C. 78o);

         (b)      [ ]      Bank as  defined  in  section  3(a)(6) of the Act (15
                           U.S.C. 78c);

         (c)      [ ]      Insurance  company as  defined in section  3(a)19) of
                           the Act (15 U.S.C. 78c);

         (d)      [ ]      An investment  company  registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)      [ ]      An   investment    adviser   in    accordance    with
                           ss.240.13d-1(b)(1)(ii)(F);

         (f)      [ ]      An  employee   benefit  plan  or  endowment  fund  in
                           accordance withss.240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A  parent  holding   company  or  control  person  in
                           accordance withss.240.13d-1(b)(ii)(G);

         (h)      [ ]      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership

--------------------------------------------------------------------------------

                                    Draper LP      Draper Inc    Timothy Draper

------ ------------------------- --------------- -------------- ----------------


(a)    Beneficial Ownership          340,186         340,186        727,906*
------ ------------------------- --------------- -------------- ----------------


(b)    Percentage of Class             2.9%           2.9%            6.2%
------ ------------------------- --------------- -------------- ----------------


(c)    Sole Voting Power             340,186         340,186        727,906*
------ ------------------------- --------------- -------------- ----------------


       Shared Voting Power             -0-             -0-            -0-
------ ------------------------- --------------- -------------- ----------------


       Sole Dispositive Power        340,186         340,186        727,906
------ ------------------------- --------------- -------------- ----------------


       Shared Dispositive Power        -0-             -0-            -0-
--------------------------------------------------------------------------------

*Includes 38,270 shares held by Rebecca Draper and 44,834 shares held by Polly Draper subject to a Power-of-Attorney given to Timothy Draper.

                               Page 5 of 8 pages

Instruction: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction:  Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(J) of the Act.

Item 9.  Notice of Dissolution of a Group

         Not applicable

Item 10. Certification

         (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b): Not applicable.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 6 of 8 pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: December 9, 1998



DRAPER ASSOCIATES, L.P.

By:      Draper Associates, Inc.
         its general partner

         By:  /s/ Timothy C. Draper
              ---------------------------
                  Timothy C. Draper

                  Title: President
                         ---------

DRAPER ASSOCIATES, INC.


By: /s/ Timothy C. Draper
    -------------------------------
           Timothy C. Draper

                  Title: President
                         ---------

    /s/ Timothy C. Draper
    -------------------------------
           Timothy C. Draper

                              Page 7 of 8 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    December 9, 1998

DRAPER ASSOCIATES, L.P.



By:      Draper Associates, Inc.
         its general partner

         By:  /s/ Timothy C. Draper
              ---------------------------
                  Timothy C. Draper

                  Title: President
                         ---------

DRAPER ASSOCIATES, INC.


By: /s/ Timothy C. Draper
    -------------------------------
           Timothy C. Draper

                  Title: President
                         ---------

    /s/ Timothy C. Draper
    -------------------------------
           Timothy C. Draper

                              Page 8 of 8 pages